Exhibit 23(C)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 and the related Prospectus (the “Registration Statement”) of our report dated March 20, 2008 relating to the financial statements of TIAA Real Estate Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 1, 2008, relating to the financial statements of Teachers Insurance and Annuity Association of America, which appears in such Registration Statement. We further consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 28, 2008